Exhibit 5.1

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

July 26, 2019
Top Ships Inc.
1 Vas. Sofias and Meg. Alexandrou Str,
15124 Maroussi, Greece
Re: Top Ships Inc.

Ladies and Gentlemen:
We have acted as counsel to Top Ships Inc. (the "Company") in connection with the Company's Registration Statement on Form F-1 (File No. 333-            ) (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission") on July 26, 2019, as thereafter amended or supplemented, with respect to the public offering (the "Offering") of             of the Company's common shares, par value $0.01 per share, including shares issuable upon the exercise of an option granted by the Company to the underwriters to purchase additional shares (the "Shares"), including preferred stock purchase rights (the "Initial Preferred Stock Purchase Rights"), and Class A warrants (the "Warrants"), including Warrants issuable upon the exercise of an option granted by the Company to the underwriters to purchase additional Warrants, to purchase the Company's common shares (the "Warrant Shares"), including related preferred stock purchase rights (together with the Initial Preferred Stock Purchase Rights, the "Preferred Stock Purchase Rights").
We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; (iii) the Stockholders Rights Agreement dated September 22, 2016 (the "Rights Agreement"); and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.
We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.
Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that (i) the Shares, Warrants and Warrant Shares have been duly authorized by the Company; (ii) when issued and delivered pursuant to the Prospectus, the Shares will be validly issued, fully paid and non-assessable; (iii) the Warrant Shares, when issued and delivered against payment therefor upon the exercise of the Warrants in accordance with the terms therein, will be validly issued, fully paid and non-assessable; (iv) when issued and delivered pursuant to the Prospectus, the Warrants will constitute binding obligations of the Company in accordance with their terms; and (v) when issued and delivered pursuant to the Prospectus, the Preferred Stock Purchase Rights will constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.
This opinion is limited to the laws of the State of New York and the Republic of the Marshall Islands as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.
Very truly yours, /s/ Seward & Kissel LLP